Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement of State Bank Financial Corporation on Form S-4 of our report dated March 7, 2014 on the consolidated financial statements of Georgia-Carolina Bancshares, Inc. as of and for the years ended December 31, 2013 and 2012 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Atlanta, Georgia
October 24, 2014